Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 5, 2010 relating to the financial statements of the Progress Rail Services Corporation 401(k) Plan (the "Plan"), which appears in the Plan's Annual Report on Form 11-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP
Peoria, Illinois
November 5, 2010